Exhibit 10.3

THIS SERVICE AGREEMENT ("Agreement") is made effective as of April 1, 2013, by and between, Dolphin Films, Inc. ("Dolphin Films"), a Florida corporation and Dolphin Digital Media, Inc. (DDM), a Nevada corporation.

RECITALS

WHEREAS, Dolphin Films is in the business of producing theatrical motion pictures, primarily aimed at family, tween and teen audiences; and

WHEREAS, Dolphin Films has requested the services of DDM (as listed in Exhibit A to this Agreement) to assist in the management of its business and,

WHEREAS, DDM is willing and qualified to render the services as listed in Exhibit A to this Agreement and upon the terms and conditions herein contained and in consideration of the agreements, representations and warranties of Dolphin Films hereinafter set forth.

1. Term. DDM agrees to provide the services listed in Exhibit A to this Agreement for the period beginning on April 1, 2013 and ending December 31, 2014 ("Services Period"). Upon completion of the initial twelve months, either party may terminate this Agreement with 30 days prior written notice to the other party.

2. Services. DDM's duties during the Services Period shall be specified in the Exhibit A hereto (the "Services"), which is expressly incorporated by reference here.

3. Service Fee. In exchange for the Services, Dolphin Films agrees to pay an annual fee of $2,000,000, plus out of pocket expenses, to DDM.

4. Results and Proceeds. DDM acknowledges that all of the results and proceeds of DDM's engagement hereunder shall be considered a "work-made-for-hire" specially ordered or commissioned by Dolphin Films with Dolphin Films being deemed the sole author of such work and owner of all such results and proceeds. Dolphin Films entering into this Agreement shall be full and complete consideration for such results and proceeds. In the event such results and proceeds are determined not to be a "work-made-for-hire," then DDM hereby irrevocably and exclusively assigns to Dolphin Films, in perpetuity, throughout the Universe, all rights (including, without limitation, all copyrights and renewals and extensions thereof) in and to all such results and proceeds.

5. Notices. All notices, demands, and other communications provided for by this Agreement shall be in writing and shall be deemed to have been given at the time the same is delivered in person, sent by facsimile with confirmation of receipt or is mailed by registered or certified mail to the following addresses:

If DDM,
Dolphin Digital Media, Inc.
2151 S. Le Jeune Road, Suite 150
Coral Gables, Florida 33134

If Dolphin Films,
Dolphin Films, Inc.
10866 Wilshire Boulevard
Suite 800
Los Angeles, California 90024

6. Governing Law; Jurisdiction; Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to Florida conflict of law provisions or to constructive presumptions favoring either party. The parties to this Agreement hereby irrevocably consent to, for the purposes of any proceeding arising out of this Agreement, the exclusive jurisdiction of the courts of the State of Florida and the United States District Court located in Miami-Dade County. In the event of a disagreement relating to the provisions or enforcement of this Agreement, the parties agree to appoint a mutually acceptable private mediator prior to the institution of any legal action. Such mediation shall take place without prejudice to either party's position and nothing presented, stated, etc. in that mediation shall be admissible as evidence in any subsequent legal proceeding.

7. Severability. Each provision of this Agreement shall be interpreted where possible in a manner necessary to sustain its legality and enforceability. The enforceability of any provision of this Agreement in a specific situation or the unenforceability of any portion of any provision of the Agreement in a specific situation, shall not affect the enforceability of (i) that provision or portion of provision in another situation, or (ii) the other provisions or portions of provision of this Agreement if such other provisions or portions of provisions could then continue to conform with the purposes of the Agreement and the terms and requirements of applicable law.

8 Assignment. This Agreement shall inure to the benefit of and bind the parties and their respective successors and permitted assigns. A "permitted assignee" is any entity in which Dolphin Films, DDM or any affiliated entity or related party directly or indirectly beneficially owns at least 51% of all classes of the voting equity interests.

9 Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter set forth here and supersedes all prior written and oral agreements and understandings between the DDM and Dolphin Films relating to the subject matter hereof. This Agreement shall not be amended orally, but only by a written instrument executed by the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

[SIGNATURE PAGE FOLLOWS]

DOLPHIN FILMS, INC.

By ______________________

William O'Dowd
President

DOLPHIN DIGITAL MEDIA, INC.

By ______________________

Mirta A Negrini
CFO/COO

Exhibit A

Services to be Provided by DDM

1. DDM will provide Dolphin Films with script development and pre-production services, including sourcing and covering source material and scripts and securing any physical production partners.

2. For any Dolphin Films motion picture, DDM will be responsible for hiring a "below-the-line" production and post-production team including a line producer, production accountant, post production supervisor, post production accountant, etc.

3. For any Dolphin Films motion picture, DDM will be responsible for supervising the preparation of the production budget, and securing any completion bond, if required.

4. For any Dolphin Films motion picture, DDM will be responsible for monitoring the weekly cost reports during the production period and reporting to Dolphin Films any variances from the production budget.

5. DDM will keep the Accounting books of Dolphin Films, Inc., preparing monthly reconciliations of pertinent balance sheet accounts, providing management with financial information as necessary, maintaining contracts, and be in contact with the production accountants hired for the theatrical motion picture productions.

6. DDM will make all payments to vendors of Dolphin Films, Inc. and maintain the vendor files.

7. DDM will provide offices in Los Angeles, California for Dolphin Films, including furniture and fixtures and office equipment, as well as access to a conference room in Miami, Florida, as needed.

8. DDM will provide Dolphin Films with public relation services through a third party and draft any press releases, as necessary. Specific film press releases will be part of the P&A budget and will not be the responsibility of DDM.

9. DDM will provide domestic and international sales support services for theatrical motion pictures produced by Dolphin Films.

10. DDM will assist Dolphin Films in negotiating any financing needed to produce a theatrical motion picture.

11. DDM will be responsible for subsequent collections of any of the minimum guarantees secured through international sales of a theatrical motion picture.